EXHIBIT 99.1

Westlake Chemical Corporation

Press Release

For Immediate Release

Contact:	D. R. Hansen – Media Relations
Steve Bender – Investors Relation
(both at 713-960-9111)

Westlake Chemical Elects Bill Barnett to Board

Houston, Texas – June 26, 2006 – PRNewswire/ Westlake Chemical Corporation (NYSE:WLK) today announced that E. William (Bill) Barnett, 73, has been elected to the company’s board of directors.

For over four decades Mr. Barnett was an attorney specializing in commercial and antitrust law with Baker Botts L.L.P, from which he retired in 2004. He served as Managing Partner of the law firm during the years 1984 to 1988. Barnett has extensive public company and community-based board experience. He is currently Lead Director, Reliant Energy, Inc., and Director, Enterprise Products, G.P. Additionally, he has recently retired as Chairman of the Board of Trustees of Rice University and currently is a director of the Greater Houston Partnership, the Houston Zoo, Inc., the Center for Houston’s Future and St. Luke’s Episcopal Health Systems.

“We are delighted that a director of Bill’s caliber has agreed to join our board. His extensive experience and success as managing partner of one of the leading law firms in the country and his vast experience as a director and community leader will bring a unique and important perspective to our board”, stated James Chao, Chairman of Westlake Chemical Corporation.

Mr. Barnett holds a B.A. from Rice University and an LL.B. from the University of Texas – Austin.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes ethylene, polyethylene, styrene, caustic, VCM, PVC and PVC pipe, windows, decking and fence components. For more information visit the company’s web page at www.westlakechemical.com.

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